Exhibit 99.1

Investor Relations Contact: Media Contact:
Chip Wochomurka                                         Jill Meyer
(615) 614-4493       (615) 614-4023
chip.wochomurka@tivityhealth.com                              Jill.Meyer@tivityhealth.com

TIVITY HEALTH NAMES ADAM C. HOLLAND CHIEF FINANCIAL OFFICER

NASHVILLE, Tenn. (May 25, 2017) – Tivity Health, Inc. (NASDAQ: TVTY) announced today that Adam C. Holland has been named Chief Financial Officer, effective June 15, 2017. Mr. Holland will succeed current Interim Chief Financial Officer Glenn Hargreaves, who was named to the interim role in November 2016 and who will resume his responsibilities as the Company's Chief Accounting Officer.

Mr. Holland joins Tivity Health after serving in a variety of executive financial roles throughout his 16-year career.  Most recently, he served as CFO since 2015 of Kirkland's, Inc. (NASDAQ: KIRK), a leading retailer of home décor and gifts. During his 12-year tenure at Kirkland's, Mr. Holland held a variety of financial leadership roles. His responsibilities included corporate financial planning and analysis, forecasting and budgeting, as well as external reporting, tax, treasury, risk management and audit. In addition, Mr. Holland was responsible for strategic planning, including the 2010 launch of Kirkland's e-commerce business.

"We are excited to welcome Adam to our leadership team. His deep consumer-driven experience and his strategic mindset will bring a very important perspective as we deploy our A-B-C-D strategy and its focus on creating and sustaining great member experiences. Adam's experience as a public company CFO and his meaningful expertise in all aspects of financial leadership will be vital as we continue to execute our strategy to grow profitably and deliver value to customers and shareholders by increasing member engagement in markets with compelling long-term growth dynamics," said Donato Tramuto, Chief Executive Officer of Tivity Health.

"We are deeply grateful to Glenn Hargreaves for stepping in as Interim CFO over the last six months. We recognize the commitment and tremendous work required of him, and we thank him for this effort, as well as his more than 12 years of service to Tivity Health. Glenn will continue as our CAO, a role he has held for the last five years, and I am confident that his diverse financial skills and experience will contribute further to our ongoing growth," Mr. Tramuto continued.

Mr. Holland commented, "I have admired the transformation of Tivity Health under Donato's leadership. As consumerism comes to the forefront at this unprecedented time in the healthcare industry, I am excited to join such an innovative and dynamic market-leading company."

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TVTY Names Adam C. Holland Chief Financial Officer

May 25, 2017

Mr. Holland holds a B.S. degree in Business Administration and a Masters in Accountancy both from the University of Tennessee at Martin. He also spent three years earlier in his career as a Senior Auditor with Ernst & Young LLP. He will be based in Franklin, Tennessee.

About Tivity Health

Tivity Health, Inc. is a leading provider of fitness and health improvement programs, with strong capabilities in developing and managing network solutions. Through its existing three networks, SilverSneakers® - the nation's leading fitness program for older adults, Prime® Fitness and WholeHealth Living™, Tivity Health is focused on targeted population health for those 50 and over. With more than 14.5 million Americans eligible for SilverSneakers, over 10,000 fitness centers in the Prime Fitness Network, and more than 25 years of clinical and operational expertise in managing specialty health benefits and networks, including chiropractic services, physical therapy, occupational therapy, speech therapy, acupuncture, massage and complementary and alternative medicine (CAM) services, the Company touches millions of consumers across the country and works directly with hundreds of healthcare practitioners and many of the nation's largest payers and employers.  Learn more at tivityhealth.com.

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